Exhibit 8
NC Telecom Holding A/S
c/o NC Advisory A/S
Sankt Annae Plads 11
DK-1250 Copenhagen K
Denmark
To the Addressees set forth on Annex A hereto
November 13, 2009
Re: Brightpoint, Inc. Common Stock
Ladies and Gentlemen:
The undersigned, NC Telecom Holding A/S (the “Stockholder”), hereby assigns to you its rights under the Registration Rights Agreement, dated as of July 31, 2007 (the “Agreement”), between the Stockholder and Brightpoint, Inc., an Indiana corporation (the “Company”), pursuant to Section 5.4 of the Agreement with respect to the shares of common stock, par value $.01 per share (the “Common Stock”) being distributed to you today. As such, you shall each own that number of Registrable Securities (as defined in the Agreement) set forth next to your name on Annex A hereto. No Demand (as defined in the Agreement) may be made under the Agreement without the approval of Holders (as defined in the Agreement) of more than 50% of the Registrable Securities (which means that as of the date hereof no Demand can be exercised without the approval and participation of Partner Escrow Holding A/S). No provisions of the Agreement are modified by this letter and the Stockholder and its assignees shall remain liable for any costs, expenses, claims, actions or other obligations of the Stockholder under the Agreement which are being assigned to you hereunder. Other than the rights assigned to you hereinabove, nothing in this letter shall make you a third party beneficiary of the Agreement.
Sincerely,

NC TELECOM HOLDING A/S
By:	/s/ Michael Haaning
Name:	Michael Haaning
Title:	Director

ANNEX A

		Number of Shares of
Transferee	Address	Common Stock
Partner Escrow Holding A/S	c/o NC Advisory A/S Sankt Annae Plads 11 DK-1250 Copenhagen K Denmark	9,187,164

Thorleif Krarup	Strandhøjsvej 25A 2920 Charlottenlund Denmark	689,745

JG Capital AS1	c/o Jan Gunnar Næss Vestavejen 60 1476 Rasta Norway	310,936

Otto Kalvø	Sollerudveien 25e 0283 Oslo Norway	139,921

Carsten Christiansen	Farverhus 88 6200 Aabenraa Denmark	34,617

Torben Pedersen	Fördepromenade 3 D-24944 Flensburg Denmark	34,617

Steen Høgh	Fördebogen 3 D-24955 Harrislee Denmark	33,347

Ulrik Egeskov	Södra Flundregatan 34 S-42658 Västra Frölunda Denmark	14,606

Anders Aagaard Andresen	Forstalle 39 6200 Aabenraa Denmark	13,339

[1]	Entity owned by Jann Gunnar Naess

		Number of Shares of
Transferee	Address	Common Stock
Erik Rasmussen	Risager 34 6100 Haderslev Denmark	13,339

Christian Østergaard	Kongevej 48 D 6400 Sønderborg Denmark	7,938

Stig Vendelboe	Askemosen 8 6200 Aabenraa Denmark	6,002

Thomas Breth	Mauerbachstrasse 50/7 A-1140 Wien Austria	6,002

Henning Krogh	Brogårdshaven 27 6000 Kolding Denmark	3,000

Atrium Partners	Strandvejen 102B 2900 Hellerup Denmark	2,323

Ib Gonge Hansen	Nørrehesselvej 19 6200 Aabenraa Denmark	1,267

Ulrik Bach-Andersen	Lindbjerg 80 6200 Aabenraa Denmark	1,267

Søren Birk	Hjelm Alle 19 6200 Aabenraa Denmark	570